Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-147397) of the Smith & Hawken Company of our report dated June 2, 2008, relating to the financial statements and supplemental schedule of The Smith & Hawken 401(k) as of and for the years ended December 31, 2007 and 2006, which apears in this Form 11-K.

\s\ Meaden & Moore, Ltd

Cleveland, Ohio
June 26, 2008